Exhibit 5.2

March 29, 2022

We refer to the registration statement on Form F-10 dated March 29, 2022 (the “Registration Statement”) of The Valens Company Inc. to which this consent is exhibited. We hereby consent to the use of our firm name in the Registration Statement and in the amended and restated short form base shelf prospectus dated March 28, 2022 included therein, as such may thereafter be amended or supplemented, under the heading “Legal Matters”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

(Signed) “Stikeman Elliott LLP”

Stikeman Elliott LLP
Toronto, Ontario
March 29, 2022